MAY 15, 2013 / 02:00PM GMT, VOXX - Q4 2013 VOXX International Corporation Earnings Conference Call

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EDITED TRANSCRIPT
VOXX - Q4 2013 VOXX International Corporation Earnings Conference Call

EVENT DATE/TIME: MAY 15, 2013 / 02:00PM GMT

CORPORATE PARTICIPANTS
Glenn Wiener GW Communications - IR
Pat Lavelle VOXX International Corporation - President, CEO
Michael Stoehr VOXX International Corporation - SVP, CFO

CONFERENCE CALL PARTICIPANTS
Scott Tilghman B. Riley & Co. - Analyst
Ross Licero Craig-Hallum Capital Group - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q4 2013 VOXX International Corporation's earnings conference call. My name is Marie, and I will be your operator for today.

At this time, all participants are in a listen-only mode. And we will conduct a question-and-answer session toward the end of this conference. (Operator Instructions). As a reminder, this call is being recorded for replay purposes.

And now I would like to turn the call over to today's host, Glenn Wiener. Please proceed.

Glenn Wiener - GW Communications - IR

Thank you very much, and welcome to VOXX International's fiscal 2013 year-end results conference call. Today's call is being webcast on our website, www.voxxintl.com, and can be accessed in the Investor Relations section. We also have a replay available for those who are unable to join us.

With us today are Pat Lavelle, President and CEO, who is calling in from overseas; Michael Stoehr, Senior Vice President and Chief Financial Officer; and John Shalam, Chairman of the Board.

Before we begin, I would like to remind everyone that except for historical information contained herein, statements made on today's call and webcast that would constitute forward-looking statements are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. Risk factors associated with our business are detailed in our Form 10-K for the fiscal year ended February 28, 2013.

We will begin today's call with remarks from Pat; followed by Michael; and we will then open up the call for your questions. If you have any follow-up questions thereafter, please feel free to call my office. We will be more than happy to address them. We had a good year, and we're looking forward to an even better one next year.

And at this time, I would like to turn the call over to Mr. Pat Lavelle.

Pat Lavelle - VOXX International Corporation - President, CEO

Thank you, Glenn, and good morning, everyone. I would like to start with a recap of our fiscal year performance and then provide background on some of our latest product offerings and programs, and conclude with remarks on our fiscal 2014 outlook. Mike will then follow my remarks with more financial details.

Despite the challenges we and most companies continue to experience, given the struggling global markets, we had one of the most successful years in the Company's history. Actually, posting the third-highest bottom-line results. Gross sales came in at $933 million, with net sales after returns and NDF funds at $835.6 million.

Gross margins were 28.3%, which was in line with our prior guidance. Our EBITDA was $60.7 million, and our adjusted EBITDA was $67.7 million, which is higher than our prior statements, and due to the strength of our fourth quarter.

We also generated free cash of $30 million in fiscal 2013. On one hand, our domestic operations performed to expectations and, in some cases, ahead, as we continue to see strong growth in our OEM and modest growth in Premium Audio and Accessories. This growth was somewhat offset by softness in the automotive aftermarket and weakness internationally in the Eurozone countries.

Those issues, along with our SKU rationalization, translate to the following full-year topline impact -- $11.9 million in lower-margin products we exited throughout the year; $17.6 million, related solely to the euro translation; and $16.7 million in international sales that came in below forecast, excluding Hirschmann.

As I announced last quarter, and as you saw from our release and 10-K, we have changed our reporting structure and will now be providing financial details in three segments -- Automotive, Premium Audio, and Consumer Accessories. The Automotive segment includes our domestic and international aftermarket and OEM business. The OEM group includes sales from Code Systems, Invision, Hirschmann and Incaar. And the aftermarket is made up primarily of sales from Jensen, Advent, Code Alarm, Audiovox, Mac Audio, and others.

Domestically, the bulk of our sales are in rear-seat entertainment, security and remote starts, satellite radio, call audio, and a growing automotive electronics group. Internationally, sales are in antennas, digital TV tuners, rear-seat entertainment, and car audio.

For the comparable fiscal year our Automotive segment was up 43.7%, driven by the addition of Hirschmann. Domestically, OEM sales had a soft first half as we transitioned to new programs. And, as anticipated, we saw a significant pickup in those sales in the second half as we launched the new Ford and Nissan programs. We expect we will continue to see growth in our OEM sales.

The domestic car market remains healthy, and projections now call for seasonally adjusted rate of just under 15 million in the US. In fact, March marked the best month for car sales since before the recession; with Ford, Chrysler, Toyota, GM, and Nissan all reporting increases. April sales numbers came in a little below industry forecast, but still much stronger than the 14.1 million rate at this time last year. And the Detroit's big three all posted higher sales amid rising demand for larger vehicles such as SUVs, which are in our sweet spot.

Automotive international sales are where we continue to feel the greatest impact on the short-term. We do believe we have seen the worst, as our OEM customers have re-forecast demand to more realistic numbers. However, based on the volatility in Europe, I'm going to remain cautious near-term.

With the acquisition of Hirschmann, we significantly increased our capabilities as an OE supplier. And with many projects currently in development, as well as a number of recent project awards, we believe the Automotive business gives us one of our strongest growth areas for years to come.

Besides the existing TV tuner, remote start, security, rear-seat entertainment, and digital antenna business, which we expect will continue to grow, we have secured a 5-year $160 million contract with Daimler-Benz; and a contract with Jaguar Land Rover to build multi-digital tuner modules for their next multimedia head units. Production starts in 2016 and 2014, respectively. This technology offers tremendous savings to the carmakers, and we believe this contract will be the first of many.

In addition, over the last few months we have been awarded several new projects from major OEs including Ford, GM; the development of a new multimedia connectivity-based rear-seat entertainment solution for a premium vehicle; as well as a seat-top DVD rear-seat entertainment system with smartphone connectivity for their accessory business.

For Nissan, rear-seat entertainment for the Affinity QX60 vehicle; for Jaguar and Land Rover, the development of a software project for automotive TV; and for Ford Motor Company, a customized Ford and Lincoln-specific versions of a remote start keyless entry and security smartphone app; and hardware for premium [port] in Lincoln vehicles.

In addition, the we have recently won several new OE contracts. Unfortunately, I am not at liberty to share details on them; however, I will do so on future calls. With the exception of Ford, which has just launched, the effect of most of these new programs will not be felt in fiscal 2014. But I believe that these programs are indicative of the potential for our global Automotive business.

For fiscal 2014, although we see growth in certain parts of our Automotive business, we are projecting a soft first half of aftermarket sales. And we're anticipating a decline in aftermarket satellite radio sales, as more and more cars come equipped with satellite radio.

For the year, we expect OEM to increase, which will be a positive for margins. And we expect aftermarket sales to reverse a declining trend, based on new products coming to market. Some potential drivers include the telematics category, as Car Connection rolls out throughout the year. Other new programs include the CES-introduced Qi charging cradle; a new Android-based rear-seat entertainment system; Siri voice control for select vehicles; and a new OE style radios.

We maintain first-mover advantage with the mobile content venture. Though the launch date has been pushed back to the fourth quarter, we remain just as bullish on the opportunities Dyle TV will deliver once this product hits the market.

In Premium Audio, our Premium Audio segment includes the high-end speaker lines Klipsch, Jamo, Energy, Magnat and Heco. Fiscal 2013, we reported sales of $193 million, which is up slightly from the prior year. Similar to the Automotive segment, our domestic business was strong. And we saw some weakness in the Eurozone countries which offset this growth.

Domestically, Klipsch has expanded distribution across all its brands, and its headphone and sound bar categories are growing. Klipsch continues to lead across all distribution, with the S4, S4i product families, and continues its expansion into the action sports world with the S4i Rugged and the A5i Lifestyle products.

We continue to add to our ear and over-ear headphone line, adding to the passive and noise canceling line with mode passive; and the youth-oriented [Ego] model, scheduled for the early fall.

In sound bars, Klipsch and Energy hold the number-one spot at Best Buy and Magnolia, with the Klipsch SB 1 and the Power Bar Elite. In addition, Klipsch and Energy will deliver two sound-based products this fall to further support the high-performance consumer demand, with simple plug-and-play solutions the consumer want.

We support the continued expansion into the connected lifestyle experience. The new Klipsch music centers have launched the first of three Bluetooth models that deliver high-performance sound and portability. This year, we plan to focus more resources on the professional and commercial markets. We have a solid base of business with customers like Hard Rock Hotel; Margaritaville restaurants; theater chains like Cinepolis, Regal Cinemas, and Lumiere Pavilions in China.

There are opportunities to expand our commercial footprint both in the US and Europe, and we believe we are well positioned to do so. Overall, we believe our Premium Audio business will be the biggest growth driver in fiscal 2014, with a growth rate of approximately 9%.

Our third segment, Consumer Accessories, consists primarily of RCA, Acoustic Research and Terk domestically; and Schwaiger and Oehlbach in Europe. We sell a host of products -- remote controls; reception products; wireless speakers and sound systems; a strong power and charging portfolio; and select digital consumer products.

Domestically, we hold the number-one market share for unit sales of universal remotes. We are number-one in both dollars and units for reception products, and number-one in outdoor wired and wireless speaker unit sales.

In fiscal 2013, we posted sales of $214.3 million, nearly flat with last year. Our domestic sales were up 2.8%, driven by strong revenue and reception products, and solid growth in the wireless portable charging products like our wall plate line.

Expanded distribution also aided the increase as we added a number of home furnishing do-it-yourself chains, discount stores, and drug chains as customers both in the United States and Europe. New AR wireless speakers were launched at Lowe's, Bed Bath & Beyond, Home Depot, HHGregg, Fry's, P.C. Richard, and RadioShack. Three of those are new distribution partners.

In Europe we have entered into a three-year agreement with Saturn for AV accessories. Saturn is a leading German retailer that belongs to the METRO group, the largest electronic retailer in Europe.

New RCA charging products continue to gain distribution and consumer acceptance, and we have several new products slated for launch in Q3 that include multiple port wall plate chargers, and which are a top consumer demand charging product now that most households have more than six devices all needing charging.

Bluetooth speakers and new SoundFlow audio products are scheduled for the third quarter. And we continue the development on a streaming-enabled digital antenna to provide the best value in TV entertainment; and we'll have additional information on these products on future calls.

We are projecting that sales for the Consumer Accessories group will likely be close to this year's for these reasons -- we will continue to exit certain lower-margin product categories, as we have been doing consistently over the last several years in an effort to increase profit margins. This year, we have exited camcorders and reduced the SKU count in conventional MP3, as they no longer are a profit or a sales driver for us. As result, I expect that we will be removing approximately $20 million to $25 million of products from our mix. However, there is no inventory risk associated with this exit.

Softness throughout Europe and Germany still persist and we expect this will have a negative to neutral effect on our German accessories operation. We also have a number of programs in presentation and approval stages right now that could result in improved numbers for the Group. Keep in mind, and when I say overall flat sales in Consumer Accessories, if you remove the categories that we have planned to exit, our accessory products show an approximate 10% growth rate.

In summary, we did a little over $835 million in sales in fiscal 2013, and we are estimating approximately $840 million in fiscal 2014. Automotive will be approximately $413 million; Premium Audio will be approximately $210 million; and Consumer Accessories will be approximately $216 million.

We posted EBITDA of $60.4 million, and adjusted EBITDA of $67.5 million. And we generated free cash of $30 million in fiscal 2013. Our current budget calls for fiscal 2014 EBITDA of $62 million, but better free cash flow of approximately $37 million. And gross margins should come in at 28.8%.

This projection takes into account, again, at minimum, $20 million of lower-margin commoditized products that we are exiting. While we still maintain a healthy business and are named the exclusive aftermarkets supplier to Sirius XM, this product category continues shifting from the aftermarket to the OE side.

And we're anticipating a $14 million decline in sales for fiscal 2014; anticipated weakness in the Eurozone throughout the year; with modest increase in the second half versus the first. And there is also approximately $12 million in sales through our Venezuelan operation that we have not projected, due to the uncertainties in the country's economic policies, as there is currently no mechanism for the conversion of bolivar to dollars. Although we believe the situation is temporary, we have not projected sales in Venezuela for fiscal 2014.

All this considered, we expect our business to be up modestly this year on a consolidated basis. But when you factor in $45 million-plus for a commodity products, satellite radio, and Venezuela, I think you would see that our other businesses continue to grow within the 5% to 6% range.

Our margins will trend upwards from fiscal 2013 approximately 50 basis points with the projected mix of products that we have slated for the year. And our goal remains to get our gross margins north of 30%. And that will come organically as well as from some smaller tuck-in acquisitions we may make.

We have expanded our retail distribution during the past year to a wider selection of retailers, and we will expand our commercial business further in fiscal 2014. We're operating lean, and we are investing in our infrastructure. We're in the process of rolling out our upgraded ERP system for our Klipsch and Invision businesses. Once complete in fiscal 2015, we anticipate a total savings in the neighborhood of $4 million as result of this upgrade and some facility consolidation.

Our technical capabilities and resources have never been stronger. We have moved the Company from an import distribution model to a leading manufacturer in our specific categories, with over 30% of our revenue produced in our own facilities. With 280 engineers and staff, we are creating technology -- our own technology -- for the future.

We have expanded our distribution globally. And although we have seen a significant rise in our total revenue; more importantly, we have increased margins by 46%, and nearly tripled EBITDA over the last three years.

And although we have room for improvement, I do believe the Company is headed in the right direction.

And with that, I will turn the call now over to Mike. And then, when he is done, we will open it up for questions. So, Mike?

Michael Stoehr - VOXX International Corporation - SVP, CFO

Thanks, Pat. Good morning. With the change in our reporting structure, we have a lot of information to cover. I am going to tailor my remarks to the way we reported in our Form 10-K, and hopefully this will provide you with a better insight into our operations and performance.

We reported net sales of $385.6 million, an increase of $128.5 million, or 18.2%. Within this, Automotive sales were $427 million, up 43.7%, driven by the addition of Hirschmann and gains in our domestic OEM business, such as new programs with Ford and Nissan which began in the second quarter. We also got a pick up for new product sales, mobile iPad and iPod interfaces. Offsetting these increases were declines in domestic aftermarket for mobile audio and satellite radio products.

Internationally, Automotive sales were up due to Hirschmann, but down in the aftermarket due to slower car speaker sales in Europe. OEM products accounted for approximately 33% of total sales in fiscal 2013 versus 19% to 20% in fiscal 2011 and fiscal 2012.

Premium Audio sales were $193 million, up $1.6 million year-over-year, or 0.8%. Our sales of headphones increased by 14.4%. Sound bars, which is a relatively new category, was up over sevenfold. Offsetting these increases were the impact of Europe, where we had approximately a 19% decrease in sales.

Consumer Accessories sales were $214.3 million, down $1.3 million, or 0.6%. This number is a bit misleading, however, as the declines were due to us exiting lower-margin categories; almost $12 million in sales throughout the fiscal year.

Adjusting for this planned exit of these product lines, our domestic business was up 5% year-over-year, as much of the increase was driven by growth in the wireless speaker category and increased sales of portable power lines and power supply systems. Internationally, our sales declined 8.6%.

In fiscal year 2013, Automotive comprise 51.1% of our total sales; Premium Audio was 23.1%; and Consumer Accessories was 25.6%. This compares to 42% for Automotive; 27.1% for Premium; and 30.5% Consumer Accessories in fiscal year 2012.

Our five largest customers represented 28% of total sales, which is consistent with recent years, and one customer accounted for more than 10% of our sales. As Pat mentioned, the euro translation impacted our top line by approximately $17.6 million.

Our gross profit margins came in at 28.3% in fiscal year 2013, versus 28.7% in fiscal year 2012, slightly higher than our prior guidance, but down 40 basis points for the comparable periods. As we just reported, we now break out gross margin percentage for each of our business segments.

In the Automotive segment, our gross margins increased 220 basis points to 26.9%. This was primarily due to the acquisition of Hirschmann; higher sales of OEM-related products; and the net impact of the currency devaluation in Venezuela. Offsetting this increase was a decrease in sales of higher-margin car speakers in Europe, and unfavorable swings between hedge costs and related sales.

Gross margins in the Premium Audio segment declined 410 basis points to 33.9%. However, this is not a product sales related. It is primarily result of, one, higher inventory provisions, both for warranty; and the cost of moving our Asian warehouse facilities. The mix, given the impact of lower international sales in Europe, also impacted margins.

In our Consumer Accessories segment, we saw a 110 basis point increase to gross margins to 25.9%. This was all due to the product mix, as we sell fewer low-margin consumer products and more of our newer, higher-margin product lines such as wireless speakers and some of our charging and power products. The strong increases we are seeing domestically were offset somewhat by the European environment.

Margins should continue to trend upwards, and our goal remains to get our gross margins over 30%. Operating expenses of $195.1 million increased by $36 million; though, as a percentage of sales, increased marginally by 0.9%.

Excluding Hirschmann, operating expenses, which were $43 million -- our core overhead declined by $7 million or 4.4%, despite increases in advertising marketing to raise awareness of our product lines and expand both our distribution and consumer adoption. Excluding Hirschmann, the increases in operating expenses were partially offset by a reduction in our depreciation expense; headcount reduction in some of our other operating groups; lower commissions tied to net sales -- these are non-Hirschmann sales; lower occupancy costs, as we purchased the Klipsch headquarter in fiscal 2013; and lower professional fees, as patent lawsuits have ended.

We reported operating income of $41.7 million versus operating income of $43.9 million last fiscal year. Other net for fiscal year 2013 included net charges in connection with a patent suit of approximately $2.7 million; and losses on foreign exchange contracts of roughly $2.7 million, which were incurred with the Hirschmann acquisition. These charges were partially offset by, one, income recorded and related to the favorable settlements received by Klipsch of approximately $1.1 million; and rental income of approximately $1.1 million.

We recorded interest and bank charges for bank obligations of $8.3 million in fiscal year 2013 versus $5.6 million in fiscal year 2012, principally as a result of increased borrowings outstanding to fund the Hirschmann acquisition.

Equity and income of equity investees that was $4.9 million versus $4 million, a $900,000 year-over-year improvement, as our equity investees markets continue to improve.

We recorded an income tax expense of $13.2 million in both fiscal year 2013 and fiscal 2012. This is based on an effective tax rate of 37% in fiscal 2013; and 34% in fiscal 2012. I will address fourth-quarter impact on tax rates in our discussions of fourth quarter later on in this presentation.

We reported net income of $22.5 million, and net income per common share of $0.95 diluted in fiscal 2013, versus net income of $25.6 million, or $1.10 per diluted share, in fiscal year 2012.

Our EBITDA came in at $60.4 million versus $54.8 million in fiscal year 2012, an increase of $5.2 million. Adjusted EBITDA was $67.5 million versus $60.7 million in fiscal year 2012, an increase of $6.8 million.

The reconciliations are as follows -- one, in fiscal 2013 stock-based compensation was $435,000 versus $1.1 million in fiscal 2012. Two, net charges related to MPEG suit after a $7.1 million of settlements with our vendors, were $2.7 million in fiscal 2013 versus $3.6 million in fiscal year 2012. Three, we had $1 million in funds recovered as part of a Klipsch counterfeiting suit in fiscal year 2013 versus nothing in fiscal 2012. Four, this was mostly offset by Asian restructuring charges in fiscal 2013 of approximately $800,000 versus nothing last year. Five, we had $1.5 million in acquisition-related costs in fiscal 2013, and $2.8 million in fiscal 2012. And, finally, we had losses on foreign exchange contracts of $2.7 million in fiscal 2013 versus a gain of $1.6 million in fiscal 2012, a difference of roughly $4.3 million.

Taking everything into account, there were $7.1 million in adjustments to EBITDA in fiscal year 2013, and $5.9 million adjustments last fiscal year.

Now, we would like to address the fourth quarter. Our Form 10-K includes annual comparison for each of the segments based on our new reporting structure, but does not have detailed segment reporting on a quarterly basis yet. This will be reported on a go-forward basis beginning with our first-quarter report to you in July.

For the fourth quarter, on a consolidated basis only, we reported net sales of $206.8 million, up 17.1% over net sales of $176.6 million. The big increase was Hirschmann, which accounted for $37.7 million. Domestically, our Mobile OEM group rose for the quarter on the heels of a strong fourth-quarter at Invision for rear-seat entertainment system; and offset by declines in the aftermarket, satellite radio, and mobile audio.

We also experienced increases in our domestic Accessories and Premium Audio segments, offset by weakness in the Eurozone, which we have discussed. Overall sales at Klipsch, both domestically and abroad, were up in the fourth quarter.

Gross profit came in at 29.8% versus 31.5% in the fourth quarter last year. There was some activity in the gross profit for both the fourth quarter of 2013 and the fourth quarter of 2012. This year's fourth quarter was adjusted for increased inventory provisions and a customer claim. This claim is the result of a negotiation in which the vendor, customer and VOXX participated in.

Within both of these events -- without both of these events, gross profit would have been 30.9%. Fourth-quarter fiscal 2012 adjusted for charges that were in the cost of goods sold during the year, which were adjusted to the other expense line in the fourth quarter fiscal 2012; and the gross profit margin accounting for this would have been 30.8% for fourth-quarter fiscal 2012. We continue to experience a similar pattern for NDF releases -- $3.4 million for the entire fiscal year 2013 versus $3.7 million in fiscal 2012.

So, as you can see, it is not a product growth issue. Operating expenses were $49.7 million, an increase of $7.9 million for the comparable quarters. Excluding Hirschmann, which was not in our fiscal 2012 comparison, operating expenses were down $3 million.

Pretax net income was $17.7 million versus $13.9 million in last year's fourth quarter. The effective tax rate in fourth-quarter fiscal 2013 was 41.9% versus 21.6% in fiscal year 2012, which impacted the total fiscal tax rate. During fiscal fourth-quarter fiscal 2012 the Company completed an R&D study and a remeasurement of state tax provisions, which reduced the fiscal fourth quarter effective tax rate. This did not repeat in our fourth quarter of 2013.

We reported net income of $10.3 million, or $0.43 per diluted share, versus $10.9 million or $0.46 per diluted share. EBITDA was $24 million versus $17.6 million, an increase of $6.4 million.

On an adjusted basis, EBITDA was $18.4 million versus $18.6 million. Here are how the adjustments break out for the fiscal 2013 fourth quarter versus fiscal 2012 fourth quarter. One, stock-based compensation was $245,000 fourth-quarter 2013; versus $354,000 fourth-quarter 2012. Two, a settlement charge of $5.7 million versus a settlement charge of $1 million; an acquisition credit of $181,000 versus a charge of $1.1 million; and our fiscal year fourth quarter includes again of -- fourth-quarter 2012 -- includes a gain of $1.6 million for FX exchange from the Hirschmann acquisition. There was no gain or loss in fiscal 2013 fourth quarter.

Before turning to the balance sheet, I will refer you all to page 81 and 82 of our Form 10-K, where you can find the segment information. I'm not going to read through every line, but instead would like to make a few high-level comments. In this section, we describe what the products make up segments of Automotive, Premium Audio and Consumer Accessories. All three groups show expenses related to interest and bank charges and depreciation and amortization. The Automotive segment also includes equity income from our equity investee.

The final item in our segment reporting is corporate/elimination. This group is responsible for the financing, public reporting costs, such as audit and director fees, et cetera. The corporate group also is the operating platform for all of our US corporation and provides accounting, MIS, distribution, logistics, and marketing support. This is also inclusive our overseas buying and engineering offices.

These costs are allocated out to the business segments. Our German, Mexican, and Venezuelan operations provide their own operating support. The segment groups are charged 6% interest on their outstanding intercompany loans on funds provided by the corporate group. The elimination portion of this column is the basic elimination of intercompany activity and allocations to arrive at consolidated numbers.

Now, for the balance sheet. Our AR turns were 5.5 in fiscal 2013 versus 5 in fiscal 2012. Our inventory turns were 3.4 versus 3.5 for the same period.

On December 31, 2012, the Company reached a high point on its bank lines of $181.8 million. The revolver outstanding was $118.1 million, and the term loan was $63.7 million. As of February 28, 2013, our bank borrowings under the term loan were $60 million, and our revolver was $93.3 million. Our cash balances on February 28, 2013, were $19.8 million versus $13.6 million, a $6 million increase.

I would like to point out that we have been discussing impacts in the Eurozone. Our European operations, though not more profitable, have been profitable and are generating cash and building up cash balances. Today, May 15, the term loan outstanding is $60 million, and the revolver is $65 million, a total of $125 million outstanding.

Our leverage ratio, which is inclusive of mortgage debt, bank debt, and capital leases, was 2.8 on February 28, 2013. And at the end of our first-quarter 2014, we were looking at leverage below 2.5.

CapEx purchases for the Company were approximately $20.2 million for fiscal year 2013 versus $12.3 million for fiscal 2012. This increase is a result of previously discussed real estate projects, MIS upgrades, and leasehold improvements. During the fourth quarter, the Company purchased industrial real estate in anticipation of a devaluation in Venezuela. This was done using cash that we had built up in Venezuela.

We completed, earlier than anticipated, the acquisition of our German facility. As we have discussed, the Indiana and German real estate acquisitions reduce overhead by approximately $1.5 million per annum. As an update on our MIS upgrade and integration project, we have been successfully running, since March 1, the original VOXX Group. Klipsch is slated to come on our system as of June 30. As we progress throughout the year, I will give you further updates.

There is one area I would like to quickly address before moving to guidance, and that relates to the exercise of options and sale of underlying stock by insiders to 10b-5 programs. As reported in our Form 10-K and proxy, the Company awards options to executives at the VP level and above. Because of the complexity in operations of our Company, and the resulting lockout periods, we were advised by our counsel years ago that the best way to exercise an option and sell the underlying shares was through the use of a 10b-5 plan, where prices are set well in advance and cannot be altered.

All of the insider sales seen over the past years were made pursuant to 10b-5 plans and were not attributable to executives freely selling shares in the open market. Although some purchases were made in the open market recently, certain senior executives have also entered into purchasing programs under 10b-5 programs.

Lastly, our guidance -- Pat covered sales, gross margin, and EBITDA. I will add that, one, our overhead will be increasing as we return the salaries to more competitive levels for VP and below, following our cuts in prior years. And we will be investing more in advertising. Most of the increase in our overhead, however, should be offset by higher gross margins and planned efficiencies.

EBITDA should increase by more than $1 million, on $5 million on sales, based upon projected mix. If sales come in higher, of course, we will adjust on the upside. But right now, we see domestic offsetting international for the most part. Our cash flow is [approx] to be -- free cash flow is projected to be approximately $37 million in fiscal 2014. And our CapEx should be somewhere north of $12 million.

Our strategy remains to lower our overhead; pay down our debt; and reduce our interest payments, while remaining opportunistic for tuck-in acquisitions, as Pat mentioned. Overall, I feel confident in the future direction of the Company, and believe we have the right financial structure and team in place to capitalize on some very exciting programs and opportunities that are now materializing.

Thank you. And at this time, I will turn the call back to Pat.

Pat Lavelle - VOXX International Corporation - President, CEO

Okay, Mike. Thank you for your detailed report. And now we will open the call to any questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Scott Tilghman, B. Riley.

Scott Tilghman - B. Riley & Co. - Analyst

I wanted to touch on a couple of things. First off, Pat, you were breaking up a couple times, at least, on my end. And I wanted to clarify that the revenue guidance, the 842, excludes any numbers from Venezuela; whereas the 836 in round numbers for 2013 does include Venezuela. Is that correct?

Pat Lavelle - VOXX International Corporation - President, CEO

Yes, that is correct.

Scott Tilghman - B. Riley & Co. - Analyst

Okay. Second, just looking at the cost trends -- and then, Mike, to your point about overhead increasing -- we see selling sort of ticking up here in the fourth quarter; G&A ticking up, even though we had a lower revenue level than in the fiscal third quarter. Is that part of that increase kicking there. Or is there some other dynamic at work that caused the uptick in expenses relative to the revenue line?

Michael Stoehr - VOXX International Corporation - SVP, CFO

No, the advertising -- as I said, we have been advertising more. And there has really, I think, if you kind of take out the Hirschmann, you will see that our actual compensation expenses haven't risen here.

Scott Tilghman - B. Riley & Co. - Analyst

And then let me -- last, and then I will get back in queue -- but the engineering line has been fairly consistent, adjusting for acquisitions, and saw that number come in significantly lower here in the fourth quarter. Was wondering what was causing that.

Michael Stoehr - VOXX International Corporation - SVP, CFO

I am actually looking at the fourth quarter. I don't see the engineering labor line -- this year versus last year?

Scott Tilghman - B. Riley & Co. - Analyst

Right. It looked like it was about $5.9 million. You are backing into it with the full-year results you offered, versus $6.9 million in the third quarter. Just wanted to get that(multiple speakers) some of the upfront money on the Hirschmann contract, or is there something else at play there?

Michael Stoehr - VOXX International Corporation - SVP, CFO

I am sorry. I'm actually looking at this year versus last year. You caught me by -- no, nothing major. We have -- actually, as we said -- we've had some headcount reductions internally here not related to the Hirschmann people, as I have said. So we have reduced some of the engineering expenses.

Scott Tilghman - B. Riley & Co. - Analyst

Okay, thanks. I will get back in queue.

Operator

Mike Malouf, Craig-Hallum Capital.

Ross Licero - Craig-Hallum Capital Group - Analyst

This is Ross Licero on for Mike. Good quarter, guys. I had a couple of questions. First you said there were several OEMs that you won for the Automotive business that you couldn't really go into detail on. But could you just give us a little more color around the size of the contracts? Are these new customers, or are you just increasing business with current customers? A little color would be helpful.

Pat Lavelle - VOXX International Corporation - President, CEO

Okay, this is primarily new business with existing customers. At this particular point, until we have everything formal, I think I will hold back on providing any more detail. But this is -- these are new wins for some existing projects where we will get the next program. And then these are also wins for new technology that we haven't provided previously. So that is rather exciting, those new wins. But I will hold until I can formally make some announcements.

Ross Licero - Craig-Hallum Capital Group - Analyst

Okay, great. That sounds exciting. And with your new business pipeline, can you let us know -- how is that looking right now?

Pat Lavelle - VOXX International Corporation - President, CEO

The pipeline looks good. As, again, we have some new programs that I announced, one with Daimler-Benz. A portion of that business is also under NRE, where we get paid up front for developing a portion of the program. So until we deliver the product, we are still generating income off of the NRE. And then the new projects that we are winning, the Daimler-Benz program is completely new to us. These are multi-tuner modules that will house the AM/FM section, the satellite connection, the TV tuner section. And we will build these for each geographic marketplace so that the car manufacturer does not have to go out and retest every time there is a change to, let's say, the center stack.

That is a very costly proposition to retest all their radios when the designers change the center stack. So this technology -- and putting all the tuners for one geographic, market like Europe and China and the United States, into one tuner pack that can interface with the center stack will save millions of dollars of testing and engineering time for the OEM. So we're pretty excited about those multi-tuners.

Ross Licero - Craig-Hallum Capital Group - Analyst

Okay, great. And I have just got one more. For the Dyle launch, it looks like it has been pushed back into the fourth quarter. What is driving that? And is that -- how do you guys factor that into your guidance for this year?

Pat Lavelle - VOXX International Corporation - President, CEO

We have very, very little sales posted or projected for it. And it would be very late in the fourth quarter. This is a -- this really stems from what MCV and one of their vendors, their chip manufacturers vendors, are doing. The chip manufacturer is a little late on the program; and, therefore, it is all pushing it back for us because MCV needs that chip. We need to get that chip to build out the product.

Ross Licero - Craig-Hallum Capital Group - Analyst

Okay, great. So the contracts with the content providers have been negotiated, and that is all settled?

Pat Lavelle - VOXX International Corporation - President, CEO

That is all settled. That is all done. We're just waiting for the chip so that we can continue doing our end.

Ross Licero - Craig-Hallum Capital Group - Analyst

Great, thanks.

Operator

(Operator Instructions). Scott Tilghman, B. Riley.

Scott Tilghman - B. Riley & Co. - Analyst

Just wanted to circle back on the product exits. You talked a little bit about some of the Eurozone softness in the first half of the year. Obviously, the euro is closer to parity against last year, so less of an impact there. But thinking about the product exits, will those be fairly evenly spread over the course of the year, or are you doing more early on? How should we think about that, in terms of the pace of revenue during the four quarters?

Pat Lavelle - VOXX International Corporation - President, CEO

You will see, as we exit the category, you will see that we will not make that particular sale in that particular quarter. And that will be -- that will follow our year, whether it is -- we have higher incident of sale in our third quarter for our Christmas quarter. So it will follow the year the way you would normally see it.

But some of these categories, when we run the numbers, it is -- at best case, at times, it is trading dollars. And we have much, much better use for our dollars. So we made the call to exit these categories. This is part of the CE space. We reached end-of-life. ASPs dropped to a point where it doesn't pay any longer. And, again, as I indicated, we have no exit loss with any of this. These are all planned. And it is better to have a planned exit than to be forced out when the business just goes down. So that is pretty much what we are doing.

Scott Tilghman - B. Riley & Co. - Analyst

Okay, and then, second, when the Car Connection program and the OBD devices -- I know you have talked about being in discussions with some of the insurance companies previously. Anything new to report there, in terms of potential opportunities going forward? Or is it still just in the discussion stage?

Pat Lavelle - VOXX International Corporation - President, CEO

Scott, until we have more formal information -- all of the insurance companies we're talking to are interested. They're engaged. But they're large companies, and like our OEM business, putting a program together will take some time. But I can tell you the interest level is high, and we are positioned with our partners and our product very well.

Scott Tilghman - B. Riley & Co. - Analyst

Great, that is all I have. Thank you.

Operator

We have no further questions at this time. (Operator Instructions). We have no further questions.

Pat Lavelle - VOXX International Corporation - President, CEO

Okay, or if there are no further questions, I want to thank you for joining us this morning. I would like to express the Company's appreciation for your interest and support. And I wish you all a good day.

Operator

Thank you, ladies and gentlemen. That concludes the conference for today. Thank you for joining us. You may now all disconnect.

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